Exhibit 99.1
March 13, 2012

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia A. Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investors Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T modifies agreement to acquire BankAtlantic

     WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) announced today an amendment to its Nov. 1, 2011, agreement to acquire BankAtlantic, the primary subsidiary of BankAtlantic Bancorp (NYSE: BBX). The strategic acquisition of BankAtlantic would expand BB&T’s presence in Southeast Florida, through the purchase of $3.3 billion in core low-cost deposits and boost BB&T’s market share to No. 6 in the Miami market.

     “I am pleased to move forward with our planned transaction,” said Chairman and Chief Executive Officer Kelly S. King. “BankAtlantic remains a compelling strategic expansion that meets all of BB&T’s acquisition criteria. Following our November announcement, we visited all 78 branches and met the associates. We feel even more excited about the quality of the franchise and want to warmly welcome our new clients and associates to BB&T.

     “The improving economy in Southeast Florida makes this acquisition even more compelling,” King said. “We believe this amendment to our original agreement fully addresses litigation obstacles and allows the transaction to move forward.”

     The core provisions of the original agreement remain unchanged. BB&T will acquire approximately $2.1 billion in loans and approximately $3.3 billion in deposits based on Sept. 30, 2011, balances. BB&T will pay an estimated premium of $301 million above the net asset value of BankAtlantic at closing. The premium, which equates to 9 percent of total deposits at Sept. 30, 2011, is subject to adjustment based on actual deposit balances at close, but in no event can it exceed $316 million.

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     Under the terms of the modified agreement, BB&T will assume BankAtlantic Bancorp’s obligations with respect to its outstanding trust preferred securities, with an aggregate principal balance of approximately $285 million. In exchange for the assumption of these liabilities, BB&T will receive a 95% preferred interest (5% preferred interest will be held by BankAtlantic Bancorp) in a newly established LLC, which will be comprised of a $423 million pool of loans and $17 million of other net assets (based on BankAtlantic’s book value gross of any reserves as of Jan. 31, 2012). The pool of loans, which has an unpaid principal balance of approximately $500 million, represents a portion of the loans that were originally anticipated to be retained by BankAtlantic Bancorp pursuant to the original agreement. BB&T has performed a thorough review of these loans; approximately 50% of which are classified as performing as of Jan. 31, 2012. BB&T estimates the recoverable principal value from the LLC to be approximately $350 million.

     BankAtlantic Bancorp will also provide BB&T with an incremental $35 million guarantee to further assure BB&T’s recovery of the $285 million assumed liability. The LLC assets will be monetized over time and once BB&T has recovered $285 million in preference amount from the LLC, BB&T’s interest in the LLC will terminate.

     Approximately $255 million of the assumed trust preferred securities are immediately redeemable (generally on prescribed quarterly dates and subject to notice requirements under the trust preferred documents) and the remaining $30 million are redeemable starting in September or December 2012. BankAtlantic Bancorp will pay all accrued interest on the trust preferred securities in connection with the closing of the transaction. The acquisition excludes all BankAtlantic Bancorp legal and other liabilities other than the outstanding trust preferred securities.

     Subject to regulatory approvals, the acquisition is expected to close in the second quarter of 2012.

     Deutsche Bank Securities Inc. provided financial advice and Squire Sanders (US) LLP and Wachtell, Lipton, Rosen & Katz provided legal counsel to BB&T in this transaction.

     BB&T will host a live webcast to discuss the modifications to the BankAtlantic agreement at 8:30 a.m. (ET) today. A presentation will be used during the conference call and is available on our website. To access the webcast and presentation, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

About BB&T

     BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $174.6 billion in assets and market capitalization of $17.5 billion, as of Dec. 31, 2011. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com. More information about BB&T Corporation is available at www.BBT.com/About.

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     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T's filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T's forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.